LIMITED POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS, that I, John R. Hartnett, the undersigned, of Glenview, Cook County, State of Illinois, hereby make, constitute, and appoint Kurt A. Tjaden, Julie M. Abramowski and Steven M. Bradford, my true and lawful attorneys-in-fact for me and in my name, place and stead giving to such persons full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorneys-in-fact any and all SEC Forms 3, 4 or 5 required to be filed in connection with my beneficial ownership of securities of HNI Corporation (the "Corporation"). The rights, powers and authority of said attorneys-in-fact herein granted shall commence and be in full force and effect as of August 9th, 2016, and such rights, powers and authority shall remain in full force and effect thereafter for so long as I am a Director of the Corporation and for such time thereafter as may be necessary to file any such reports. IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 9th day of August, 2016. /s/ John R. Hartnett John R. Hartnett STATE OF IOWA ) ) ss. COUNTY OF MUSCATINE ) On this 9th day of August, 2016, before me, a notary public in and for said state, personally appeared John R. Hartnett to me personally known who, being duly sworn, acknowledged that she had executed the foregoing instrument for purposes set forth therein. /s/ Deborah S. Snyder Notary Public My Commission Expires: May 16, 2017